Weatherford International plc 70 Sir John Rogerson's Quay Dublin 2 D02 R296 Ireland (the “Addressee”)
Our ref FBO/AOC 661725-56	16 October 2024

Dear Addressee
Registration Statement on Form S-3 and Prospectus Supplement
We act as Irish legal advisers to Weatherford International plc, a public limited company incorporated under the laws of Ireland with company number 540406 (the “Company”), which has asked us to give this Opinion, as to matters of Irish law, in connection with the re-sale, from time to time, by the selling shareholders identified therein of up to 50,417 ordinary shares of $0.001 each (nominal value) in the capital of the Company (such number of ordinary shares, being the “Earnout Shares”) pursuant to a prospectus supplement dated the date of this Opinion (the “Prospectus Supplement) to the prospectus dated 15 June 2022 included in the shelf-registration statement on Form S-3 filed by the Company on 15 June 2022 (Registration No. 333-265636) (the “Registration Statement”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”) with the U.S. Securities and Exchange Commission (the “SEC”).
The Earnout Shares have been issued in satisfaction of the Company’s obligation to make Earnout Payments in accordance with the terms of a Delaware law governed agreement and plan of merger dated 1 February 2024 by and among the Company, Weatherford Wireless Two, Inc., Probe Technologies Holdings, Inc. and Turnbridge Capital Management, LLC (the “Probe Merger Agreement”). Save as otherwise defined in this Opinion, capitalised terms defined in the Probe Merger Agreement shall have the same meanings when used in this Opinion.
For the purpose of giving this Opinion, we have examined only the Documents and the Searches (in each case, as defined and listed in Schedule 1 (Documents and Searches). We have relied, without any investigation with respect to factual matters, solely upon the materials specified in Schedule 1 (Documents and Searches) and upon the representations made by the parties in the Documents.

This Opinion is given with respect to the laws of Ireland in effect on the date hereof and is based on legislation published and cases fully reported before that date. We have assumed, without enquiry, that there is nothing in the laws of any jurisdiction other than Ireland which would, or might, affect our opinions as stated herein, and that, insofar as the laws of any jurisdiction outside Ireland are relevant, such laws have been, or will be, complied with. For the avoidance of doubt, the laws of Ireland do not include the laws in force in Northern Ireland.
We have made no investigations of, and we express no opinion on, the laws of any jurisdiction other than Ireland, or the effect thereof. In particular, we have made no investigations of any reference to non-Irish laws or legislation in any Document or the meaning of effect thereof, and any phrases used in any non-Irish law governed Document have been construed by us as having the meaning and effect they would have if such Document was governed by Irish law.
This Opinion does not deal with any tax matter or the tax consequences of any matter referred to in this Opinion, the Documents or otherwise.
This Opinion is expressed as of the date hereof and we assume no obligation to update the opinions set forth herein.
Based upon, and subject to, the foregoing and to the assumptions, qualifications and limitations set out in Schedule 2 (Assumptions), Schedule 3 (Qualifications) and elsewhere in this Opinion, so far as the laws of Ireland are concerned, we are of the opinion that the Earnout Shares are validly issued, fully paid-up and non-assessable (“non-assessable” is a phrase which has no defined meaning under Irish law, but, for the purposes of this Opinion, shall mean the registered holders of the Earnout Shares are not subject to calls for additional payments of capital on such shares).
This Opinion is furnished to you and the persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act strictly for use in connection with the Registration Statement and the Prospectus Supplement and may not be relied upon by any other person without our prior written consent. This Opinion is confined strictly to the matters expressly stated herein and is not to be read as extending, by implication or otherwise, to any other matter.
We hereby consent to the filing of this Opinion as an exhibit to the current report on Form 8-K filed on the date of this Opinion and to the reference to Matheson LLP under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not admit that we are included in the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.
This Opinion and the opinions given in it are governed by, and shall be construed in accordance with, the laws of Ireland.
Yours faithfully

/s/ Matheson LLP

MATHESON LLP

Schedule 1
Documents and Searches
For the purposes of giving this Opinion, we have examined only the Documents and the Searches (in each case, as defined and listed below).
1.Documents
(a)a copy of the Probe Merger Agreement;
(b)a certificate issued by the secretary of the Company dated the date of this Opinion:
(i)attaching a copy of each of the following documents, certified by the secretary as being true, complete and correct:
(1)the Company’s certificate of incorporation, certificate of incorporation on change of name and certificate of incorporation on re-registration as a public limited company, dated 3 March 2014, 20 March 2014 and 29 May 2014, respectively;
(2)the current constitution of the Company, comprised of its memorandum and articles of association, adopted on 10 December 2019; and
(3)written resolutions of the board of directors of the Company passed on 29 January 2024;
(ii)certifying that the names of the relevant persons to whom Earnout Shares were to be issued in accordance with the terms of the Probe Merger Agreement, have been entered in the register of members of the Company as the holders of the Earnout Shares (credited as fully paid-up, including as to any premium payable thereon); and
(iii)certifying certain other matters, as set out therein, on which we have relied for the purposes of this Opinion, including the determination of the Earnout Payments and the number of Earnout Shares allotted and issued to the relevant allottees in satisfaction thereof;
(c)the Registration Statement, including the prospectus contained therein; and
(d)the Prospectus Supplement.
2.Searches
Searches carried out by independent law researchers on our behalf against the Company on 8 October 2024: (a) in the Register of Winding-up Petitions maintained at the Central Office of the High Court of Ireland (the “Register of Winding-up Petitions”), (b) in the Judgments’

Office of the Central Office of the High Court of Ireland and (c) on the file of the Company maintained by the Registrar of Companies at the Irish Companies Registration Office (the “Companies Registration Office”) (the “Searches”).

Schedule 2
Assumptions
This Opinion is given on the basis of the assumptions set out in this Schedule.
1.The Registration Statement is, and will remain, effective at all relevant times.
2.The truth and accuracy of the contents of the Documents and the Searches as to factual matters, but we have made no independent investigation regarding such factual matters.
3.All signatures (including, for the avoidance of doubt, electronic signatures), initials, seals and stamps contained in, or on, any Document provided to us are genuine.
4.All Documents provided to us as originals are authentic and complete and all Documents provided to us as copies (including, without limitation, any Document provided to us as a .pdf (or any other format) attachment to an email) are complete and conform to the originals of such Documents, and the originals of such Documents are authentic and complete with all requisite seals and stamps affixed.
5.The transactions provided for in the Probe Merger Agreement have been, or will be, consummated on the terms provided for therein.
6.The obligations expressed to be assumed by each party to the Probe Merger Agreement and all relevant documents referred to therein are legal, valid, binding and enforceable obligations under all applicable laws and in all applicable jurisdictions, other than, in the case of the Company, the laws of Ireland and the jurisdiction of Ireland.
7.The Company has received the full consideration payable for the Earnout Shares, as provided for in the Probe Merger Agreement, and none of the Earnout Shares was allotted and issued for less than its nominal value.
8.The Probe Merger Agreement and the transactions contemplated thereby and the transfers and payments to be made thereunder are not and will not be affected or prohibited by any financial restrictions or sanctions imposed by the United Nations, the European Union or Ireland or which arise under any human rights, anti-terrorism, anti-corruption, anti-money laundering or exchange control laws and regulations of the European Union or Ireland, including, without limitation, any arising from orders made under the Financial Transfers Act 1992, the Criminal Justice (Terrorist Offences) Acts 2005 and 2015 or the Criminal Justice (Money Laundering and Terrorist Financing) Acts 2010 to 2021.

Schedule 3
Qualifications
This Opinion is given subject to the following qualifications:
1.A search in the Companies Registration Office will not reveal whether a petition has been presented to the Irish courts for the appointment of a liquidator or an examiner.
2.A search of the Register of Winding-up Petitions should reveal the existence of a petition for the appointment of a liquidator or an examiner but there may be a time lag between presentation and entry of particulars of the petition on the Register of Winding-up Petitions and accordingly a search of the Register of Winding-up Petitions may fail to reveal that any such petition has been presented. Furthermore in the case of certain smaller companies a petition for the appointment of an examiner may be presented to the Circuit Court and a search of the Register of Winding-up Petitions will not reveal the existence of such a petition.
3.A search in the Companies Registration Office should reveal the appointment of a liquidator, examiner, process adviser or receiver (whether by the Irish courts or, in the case of a liquidator, process adviser or a receiver, out of court). However, similarly there may be a time lag between the appointment and the filing of particulars of the appointment and accordingly a search in the Companies Registration Office may fail to reveal any such appointment.